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                                                                     EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT
                                     OF THE
                        CERTIFICATE OF INCORPORATION OF
                            EXTREME NETWORKS, INC.


     Gordon L. Stitt and Vito Palermo certify that:

1. They are the duly elected and acting President and Secretary, respectively, of Extreme Networks, Inc. (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Sections 228 and 242 thereof, DO HEREBY
CERTIFY:

2. That the amendment to the Corporation's Certificate of Incorporation set forth in the following resolution has been approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     "RESOLVED, that the first Paragraph of Article FOURTH of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as follows:

     FOURTH:
     ------

     Stock.     The Corporation is authorized to issue two classes of stock to
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     be designated, respectively, "Preferred Stock" and "Common Stock."  The total number of shares of Preferred Stock the Corporation shall have authority to issue is 31,061,315 $0.001 par value per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is 150,000,000, $0.001 par value per share. Of the authorized shares of Preferred Stock, 14,579,999 shares shall be designated as "Series A Preferred Stock," 8,886,228 shares shall be designated as "Series B Preferred Stock,"and 5,595,088 shall be designated as "Series C Preferred Stock." The remaining 2,000,000 authorized shares of Preferred Stock shall initially be undesignated and may be issued from time to time in one or more additional series. The Board of Directors is authorized within the limitations and restrictions stated in this amended Certificate of Incorporation (i) to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock other than the Series A Preferred, the Series B Preferred and the Series C Preferred and the number of shares constituting any such series and the designation thereof, or any of them; and (ii) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any such series of Preferred Stock shall be so decreased, the shares constituting such decrease shall be retired and shall not be reissued by the Corporation. This Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall

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     not be sufficient to permit conversion of the Preferred Stock in accordance with the applicable conversion provisions. References hereafter to "Preferred Stock" shall mean the Series A Preferred, the Series B Preferred and the Series C Preferred collectively."

     IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed on behalf of the Corporation by its President and attested by Vito Palermo, its Secretary, this ____ day of __________, 1999.


                                         EXTREME NETWORKS, INC.


                                         By:____________________________
                                             Gordon L. Stitt, President



ATTEST:


By:____________________________
     Vito Palermo, Secretary

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